Exhibit 99.1

FOR IMMEDIATE RELEASE

June 13, 2025

FOR MORE INFORMATION CONTACT:
Timothy S. Crane, President & Chief Executive Officer

David A. Dykstra, Vice Chairman & Chief Operating Officer

(847) 939-9000

Wintrust Financial Corporation Announces Redemption of All Outstanding Series D and Series E Preferred Stock and Related Depositary Shares

ROSEMONT, IL ⸺ Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced that on July 15, 2025 it will redeem (i) all of the 5,000,000 issued and outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”) (Nasdaq: WTFCM), for a redemption price of $25.00 per share, and (ii) all of the 11,500 issued and outstanding shares of its 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”), and all of the related 11,500,000 issued and outstanding depositary shares (the “Depositary Shares”) (Nasdaq: WTFCP), each representing a 1/1,000th interest in a share of Series E Preferred Stock, for a redemption price of $25,000 per share of Series E Preferred Stock (or $25.00 per Depositary Share). The redemptions will be funded with a portion of the net proceeds from Wintrust’s previously disclosed public offering of depositary shares, each representing a 1/1,000th interest in a share of its 7.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, which was completed on May 22, 2025.

The Series D Preferred Stock and Series E Preferred Stock (and related Depositary Shares) will be redeemed on the upcoming dividend payment date of July 15, 2025 (the “Redemption Date”). On and after the Redemption Date, no shares of Series D Preferred Stock, Series E Preferred Stock or Depositary Shares will remain outstanding, and trading of the Series D Preferred Stock and Depositary Shares on the NASDAQ Stock Market will also cease.

The regular quarterly dividends on the Series D Preferred Stock and the Series E Preferred Stock represented by the Depositary Shares will be paid separately on the Redemption Date to holders of record on July 1, 2025 for such dividend payment in the customary manner. Accordingly, the redemption price will not include any accrued and unpaid dividends. On and after the Redemption Date, all dividends on the Series D Preferred Stock and Series E Preferred Stock (and related Depositary Shares) will cease to accrue.

The Series D Preferred Stock and the Depositary Shares are held only in book-entry form through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the applicable procedures of DTC. Payment to DTC for the Series D Preferred Stock will be made by Equiniti Trust Company, LLC, as redemption agent for the Series D Preferred Stock (the “Redemption Agent”). The address for the Redemption Agent is as follows:

Equiniti Trust Company, LLC

28 Liberty Street, 53rd Floor

New York, NY 10005

Payment to DTC for the Depositary Shares will be made by U.S. Bank Trust Company, National Association, as depositary (the “Depositary”), in accordance with the deposit agreement governing the Depositary Shares. The address for the Depositary is as follows:

U.S. Bank Global Corporate Trust

111 Fillmore Ave E

St. Paul, MN 55107

Investors in the Series D Preferred Stock and the Depositary Shares should contact the bank or broker through which they hold a beneficial interest in the Series D Preferred Stock or Depositary Shares, as applicable, for information about obtaining the redemption price payment for the shares of Series D Preferred Stock or Depositary Shares, as applicable, in which they have a beneficial interest.

About Wintrust

Wintrust is a financial holding company whose common stock is traded on the NASDAQ Global Select Market. Guided by its “Different Approach, Better Results” philosophy, Wintrust offers the sophisticated resources of a large bank while providing a community banking experience to each customer. Wintrust operates more than 200 retail banking locations through 16 community bank subsidiaries in the greater Chicago, southern Wisconsin, west Michigan, northwest Indiana, and southwest Florida market areas. In addition, Wintrust operates various non-bank business units, providing residential mortgage origination, wealth management, commercial and life insurance premium financing, short-term accounts receivable financing/outsourced administrative services to the temporary staffing services industry, and qualified intermediary services for tax-deferred exchanges.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and beliefs and certain assumptions made by our management. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust’s expected financial results or other plans, including Wintrust’s intention to redeem the outstanding shares of the Series D Preferred Stock, the Series E Preferred Stock and the Depositary Shares, are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, any of which could cause actual results to differ from those contained in the forward-looking statements, see Wintrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and any of Wintrust’s subsequent SEC filings. Forward-looking statements speak only as of the date made and, except as required by law, Wintrust undertakes no duty to update the information.